UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): March 9, 2005




                            PER-SE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


       Delaware                      000-19480                   58-1651222
(State or other jurisdiction    (Commission File No.)          (IRS Employer
    of incorporation)                                        Identification No.)



1145 Sanctuary Parkway, Suite 200, Alpharetta, Georgia             30004
     (Address of principal executive offices)                    (Zip Code)


                                 (770) 237-4300
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

         (a) Certain amounts in the Company's Consolidated Statements of Cash Flows related to Funds Due to Clients have been reclassified for the years ended December 31, 2003, 2002, and 2001. These reclassifications decreased net cash provided by operating activities and increased net cash provided by financing activities by approximately $0.2 million, $1.1 million, and $0.9 million in the years ended December 31, 2003, 2002 and 2001, respectively. Additionally, for the nine months ended September 30, 2003 and the year ended December 31, 2003, the Company reclassified approximately $4.3 million related to its debt refinancing from cash flows from operating activities to cash used for financing activities. The Company determined that these reclassifications, when aggregated, required the Company to restate its Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002, and 2001 and the nine months ended September 30, 2003. That determination was made on March 4, 2005.

         The net effect of these reclassifications is that cash provided by operating activities was increased by $4.1 million and decreased by $1.1 million and $0.9 million, and cash provided by financing activities was decreased $4.1 million and increased by $1.1 million and $0.9 million in the years ended December 31, 2003, 2002 and 2001, respectively. The restatement of the Statements of Cash Flows did not involve net income, or the related per share amounts. Instead, it involved a reclassification between categories of the Statements of Cash Flows. Certain amounts that were previously classified in Cash Flows from Operations were reclassified to Financing Activities. This change did not:

o    result in a change in the earnings trends,
o    result in a failure to meet analysts' expectations,
o    change income to a loss or a loss into income,
o    have a material impact on segment information or related trends,
o affect the Company's compliance with regulatory requirements, loan covenants or other contractual requirements,
o    have the effect of reducing or increasing management's compensation, or
o    reveal or conceal an unlawful act.

         However, because the Company determined that these reclassifications, when aggregated, required the Company to restate its Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002, and 2001, and the nine months ended September 30, 2003, the Audit Committee of the Company's Board of Directors concluded as a corollary matter on March 9, 2005, that the Company's Statements of Cash Flows covering those periods issued prior to the filing of the Company's Form 10-Q for the quarter ended September 30, 2004 should no longer be relied upon. Instead, the restated Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002, and 2001 contained in the Company's Form 10-K/A for the year ended December 31, 2003, and the restated Consolidated Statement of Cash Flows for the nine months ended September 30, 2003 contained in the Company's Form 10-Q/A for the quarter ended September 30, 2004, should be relied upon.

         The Audit Committee of the Company's Board of Directors has discussed with the Company's independent registered public accountants the matters disclosed in this filing.

                                   Signatures
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 9, 2005

                                             PER-SE TECHNOLOGIES, INC.



                                             By: /s/ CHRIS E. PERKINS
                                                 -------------------------------
                                                  Chris E. Perkins
                                                  Executive Vice President
                                                  and Chief Financial Officer